UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT

                  Pursuant to Section 13 or 15(a) of
                 the Securities Exchange Act of 1934

                             Date of Report

                            October 9, 2001

                          COMPUDYNE CORPORATION
                          ---------------------
          (Exact name of registrant as specified in its charter)


                                 NEVADA
                                 ------
             (State or other jurisdiction of incorporation)

         1-4245                                       23-140859
         ------                                       ---------
  (Commission File Number)              (IRS Employer Identification No)




      7249 National Drive
        Hanover, Maryland                                      21076
      -------------------                                      -----
  (Address of principal executive office)                   (Zip Code)






              Registrant's telephone number, including area code
                                (410) 712-0275

ITEM 5. OTHER EVENTS

     The Registrant announced today that it had agreed to the sale of approximately 1.08 million new common shares in a Private Investment Public Equity ("PIPE") transaction.

     The stock was sold at a price of $12.00 per share and will net the Registrant approximately $12.0 million in new equity capital, after fees and expenses. Purchasers were led by 14 institutional investors. The Registrant intends to file with the Securities and Exchange Commission a resale registration statement on Form S-3 relating to the privately placed shares. The closing of the PIPE is expected to occur shortly after the SEC informs the Registrant of the SEC's willingness to declare the registration statement effective. The sale was arranged by Friedman, Billings, Ramsey & Co, Inc. ("FBR"), the investment banking firm headquartered in Arlington, VA.

     FBR also arranged for the sale, via the same PIPE transaction, of the approximately 1.37 million of the Registrant's common shares and warrants owned by William Blair Mezzanine Capital Partners II ("Blair"). Blair will realize $12.8 million from this sale, and the Registrant will realize $2.5 million in net capital proceeds from the Blair sale. In addition, the Registrant will realize approximately $1.0 million from the exercise of the Blair warrants. In connection with the sale, and the expected subsequent retirement of the $9 million of 13.15% Subordinated Debt held by Blair, David Jones of Blair will be leaving the Registrant's Board of Directors.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

  Date: October 9, 2001                 COMPUDYNE CORPORATION


                                    By _/s/__Geoffrey F. Feidelberg__
                                         Geoffrey F. Feidelberg
                                         Chief Financial Officer



                        Index to Exhibits

 Exhibit (99)  Press Release of the Registrant dated October 9, 2001